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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

April 18, 2001 Date of Report (Date of earliest event reported)
CASCADE CORPORATION (Exact name of registrant as specified in its charter)
OREGON (State or other jurisdiction of incorporation)	1-12557 (Commission File No.)	93-0136592 (IRS Employer Identification No.)
2201 N.E. 201st Ave. Fairview, Oregon 97024-9711 (Address of principal executive offices, including zip code)
(503) 669-6300 (Registrant's telephone number, including area code)

Item 5. Other Events.

    A.  On April 17, 2001, the Registrant's Board of Directors announced it has notified the Lift Group that it has terminated its merger agreement with the Lift Group. The Board of Directors made the decision after reviewing a revised proposal for $15.75 per share, which included certain contingencies primarily related to financing. The Board of Directors cited several factors as contributing to its decision:

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  Uncertainty over whether the transaction would close due to challenging conditions in the financing markets and the slowing economy.

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  Cascade's pending environmental litigation with the City of Portland.

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  The substantial reduction in the per share price in the revised proposal received from the Lift Group from the $17.25 previously agreed to on October 18, 2000.

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  The need to end the distracting effect of a possible transaction on the Company's employees and customers.

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  The Board's assessment that the current softening in Cascade's markets is not indicative of the future strength of its business.

    The Board of Directors said it did not intend to seek alternative buyers for Cascade at the present time, but will instead focus the Company on capital spending and debt reduction and increased attention to Cascade's core markets. The Board indicated that it may explore other strategic alternatives at a future time.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cascade Corporation
By:	/s/ KURT G. WOLLENBERG Kurt G. Wollenberg Secretary

Dated: April 18, 2001

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SIGNATURES